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[SALOMON SMITH BARNEY LOGO]                                       EXHIBIT (a)(5)

March 24, 1999

Board of Directors
Sheridan Healthcare, Inc.
4651 Sheridan Street, Suite 200
Hollywood, FL 33021

Ladies and Gentlemen:

     You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the holders of shares of common stock, $.01 par value per share and Class A common stock, $.01 par value per share (collectively, the "Company Common Stock"), of Sheridan Healthcare, Inc. (the "Company"), other than Vestar/Calvary Holdings, Inc. ("Holdings") and its affiliates and certain members of management of the Company who have agreed to become stockholders of Holdings (the "Management Stockholders"), of the consideration to be received by such stockholders (the "Public Stockholders") in the proposed acquisition of the Company by Holdings, pursuant to the Agreement and Plan of Merger (the "Merger Agreement") to be entered into by and among Holdings, Vestar/Calvary, Inc. ("Acquisition Sub") and the Company. We understand that Holdings and Acquisition Sub are newly formed corporations organized at the direction of an affiliate of Vestar Capital Partners III, L.P. ("Vestar").

     As more specifically set forth in the Merger Agreement, Acquisition Sub will commence a tender offer (the "Proposed Tender Offer") to purchase all outstanding shares of Company Common Stock at an offer price of $9.25 per share in cash. Following consummation of the Proposed Tender Offer, Acquisition Sub will be merged into the Company (the "Proposed Merger" and, together with the Proposed Tender Offer, the "Proposed Acquisition") and each then-outstanding share of Company Common Stock (other than shares held by Holdings, Acquisition Sub or any other direct or indirect subsidiary of Holdings or held in the treasury of the Company and shares as to which appraisal rights have been properly exercised under applicable law) will be converted into the right to receive, in cash, the amount paid for a share of Company Common Stock pursuant to the Proposed Tender Offer. We understand that the Management Stockholders have agreed, among other things, to tender their shares of Company Common Stock in the Proposed Tender Offer and to subscribe for and purchase shares of common stock of Holdings.

     In connection with rendering our opinion, we have reviewed and analyzed, among other things, the following: (i) a draft dated March 23, 1999 of the Merger Agreement; (ii) certain publicly available business and financial information concerning the Company; (iii) certain other information, primarily financial in nature, including financial forecasts, concerning the business and operations of the Company furnished to us by the Company for purposes of our analysis; (iv) certain publicly available information concerning the trading of, and the trading market for, the Company Common Stock; (v) certain publicly available information with respect to certain other companies that we believe to be comparable to the Company and the trading market for certain of such other companies' securities; and (vi) certain publicly available information concerning the nature and terms of certain other transactions that we consider relevant to our inquiry. We have considered and taken into account in our analysis the Company's lack of, and likely difficulty raising, adequate capital to fund its growth and acquisition plans if the Company were not to effect the Proposed Acquisition. We have also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that we deemed relevant. We have also discussed the foregoing, as well as other matters we believe relevant to our inquiry, with certain officers and employees of the Company and officers of Vestar.

                       [SALOMON SMITH BARNEY LETTERHEAD]
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The Board of Directors
Sheridan Healthcare, Inc.
March 24, 1999
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     In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all information provided to us or publicly available and have neither attempted independently to verify nor assumed responsibility for verifying any of such information. We have further relied upon the assurances of management of the Company that they are not aware of any facts that would make any of such information inaccurate or misleading. We have not conducted a physical inspection of any of the properties or facilities of the Company, nor have we made or obtained or assumed any responsibility for making or obtaining any independent evaluations or appraisals of any of such properties or facilities, nor have we been furnished with any such evaluations or appraisals. With respect to financial forecasts, we have been advised by the management of the Company and have assumed that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We express no view with respect to such financial forecasts or the assumptions on which they were based. We have also assumed that the definitive Merger Agreement will not, when executed, contain any terms or conditions that differ materially from the terms and conditions contained in the draft of such agreement we have reviewed and that the Proposed Acquisition will be consummated in a timely manner and in accordance with the terms of the Merger Agreement.

     In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial position and results of operations of the Company; (ii) the business prospects of the Company, including the likelihood that, in the absence of additional capital support, the Company would be unable to pursue its growth and acquisition strategy; (iii) the historical and current market for the equity securities of certain other companies that we believe to be comparable to the Company; and (iv) the nature and terms of certain other merger and acquisition transactions that we believe to be relevant. We have also taken into account our assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions and securities valuation generally. We have also considered the process that resulted in the negotiation of the Merger Agreement, including our extensive solicitation of offers to acquire the Company and the responses received to such solicitation and discussions we had with other potential acquirors.

     We have not been asked to consider, and our opinion does not address, the relative merits of the Proposed Acquisition as compared to any alternative business strategy that might exist for the Company. Our opinion necessarily is based upon conditions as they exist and can be evaluated on the date hereof, and we assume no responsibility to update or revise our opinion based upon circumstances or events occurring after the date hereof. Our opinion is, in any event, limited to the fairness, from a financial point of view, of the consideration to be received by the Public Stockholders in the Proposed Acquisition and does not address the Company's underlying business decision to effect the Proposed Acquisition or constitute a recommendation of the Proposed Acquisition to the Company or a recommendation to any holder of Company Common Stock as to whether such holder should tender such stock in the Proposed Tender Offer or as to how such holder should vote with respect to the Proposed Merger, if such a vote is taken.

     As you are aware, Salomon Smith Barney Inc. ("Salomon Smith Barney") is acting as financial advisor to the Company in connection with the Proposed Acquisition and will receive a fee for such services, a substantial portion of which is contingent upon consummation of the Proposed Acquisition. Additionally, we or our predecessors or affiliates have previously rendered certain investment banking and financial advisory services to the Company and Vestar for which we or our predecessors or affiliates received customary compensation. In addition, in the ordinary course of business, Salomon Smith Barney may hold or actively trade the securities of the Company for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Salomon Smith Barney and its affiliates (including Citigroup Inc. and its affiliates) may have other business and financial relationships with the Company and Vestar.

     This opinion is intended solely for the benefit and use of the members of Board of Directors of the
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The Board of Directors
Sheridan Healthcare, Inc.
March 24, 1999
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Company in considering the transaction to which it relates and may not be used for any other purpose or published, reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, without the prior written consent of Salomon Smith Barney, except that this opinion may be reproduced in full in, and references to the opinion and to Salomon Smith Barney (in each case in such form as Salomon Smith Barney shall approve) may be included in, the solicitation/recommendation statement the Company distributes to holders of Company Common Stock in connection with the Proposed Tender Offer and any proxy/information statement and rule 13-3 transaction statement filed with the Securities and Exchange Commission in connection with the Proposed Acquisition.

     Based upon and subject to the foregoing, we are of the opinion as investment bankers that, as of the date hereof, the consideration to be received by the Public Stockholders in the Proposed Acquisition is fair, from a financial point of view, to such Public Stockholders.

Very truly yours,

SALOMON SMITH BARNEY INC.